Exhibit 99.1

NEXSTAR MEDIA GROUP REPORTS THIRD QUARTER NET REVENUE OF $663.6 MILLION

Net Revenue Drives 3Q Operating Income of $121.6 Million, BCF of $202.6 Million,

Adjusted EBITDA of $143.5 Million and Free Cash Flow of $59.5 Million

IRVING, Texas – November 6, 2019 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported financial results for the third quarter ended September 30, 2019 as summarized below. On September 19, 2019, Nexstar completed its acquisition of Tribune Media Company (“Tribune” or “Tribune Media”) and also closed on the divestitures of 21 television stations.  All actual results presented herein reflect the impact of $34.0 million and $1.3 million of one-time transaction expenses incurred in the quarters ended September 30, 2019 and September 30, 2018, respectively. The actual results presented herein for the three months ended September 30, 2019 reflect the Company’s legacy Nexstar broadcasting and digital operations (less twelve days of results from eight Nexstar station divestitures) and twelve days of results from the Tribune Media stations (net of divestitures).  Third quarter 2019 revenue from WGN America, acquired in the Tribune transaction, is included in national ad revenue and retransmission fee revenue. The twelve day contribution in the 2019 third quarter from Nexstar’s 31.3% ownership stake in TV Food Network and other investments acquired in the Tribune transaction is included in the full income statement on page 7 under “Income (loss) on equity investments, net.” The comparable three month period ended September 30, 2018 reflects Nexstar’s legacy broadcasting and digital operations.

Summary 2019 Third Quarter Highlights

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2019	2018	Change	2019	2018	Change
Local Revenue	$208,338	$189,423	+10.0%	$595,783	$581,251	+2.5%
National Revenue	$81,875	$71,623	+14.3%	$213,885	$210,301	+1.7%
Total Spot Ad Revenue	$290,213	$261,046	+11.2%	$809,668	$791,552	+2.3%
Political Revenue	$10,899	$70,147	(84.5)%	$15,363	$111,049	(86.2)%
Total Television Ad Revenue	$301,112	$331,193	(9.1)%	$825,031	$902,601	(8.6)%

Retransmission Fee Revenue	$294,808	$284,319	+3.7%	$923,050	$836,533	+10.3%
Digital Revenue	$58,137	$69,312	(16.1)%	$167,209	$196,115	(14.7)%
Trade / Other Revenue	$9,518	$8,191	+16.2%	$23,944	$33,425	(28.4)%
Net Revenue	$663,575	$693,015	(4.2)%	$1,939,234	$1,968,674	(1.5)%

Income from Operations	$121,615	$192,893	(37.0)%	$398,633	$485,003	(17.8)%

Net (loss) income	$(5,178)	$99,828	(105.2)%	$122,444	$233,775	(47.6)%

Broadcast Cash Flow(1)	$202,647	$281,731	(28.1)%	$637,835	$743,729	(14.2)%
Broadcast Cash Flow Margin(2)	30.5%	40.7%		32.9%	37.8%

Adjusted EBITDA Before One-Time Transaction Expenses(1)	$177,540	$257,721	(31.1)%	$563,480	$673,637	(16.4)%
Adjusted EBITDA(1)	$143,530	$256,455	(44.0)%	$518,932	$670,626	(22.6)%
Adjusted EBITDA Margin(2)	21.6%	37.0%		26.8%	34.1%

Free Cash Flow Before One-Time Transaction Expenses(1)	$100,770	$165,959	(39.3)%	$317,443	$437,332	(27.4)%
Free Cash Flow(1)	$59,464	$164,693	(63.9)%	$265,599	$434,321	(38.8)%

(1)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.
(2)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 11/6/19

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group, Inc. commented, “Our active third quarter and recent strategic initiatives have positioned Nexstar for its next free cash flow growth cycle and significant near-term leverage reduction.  In connection with completing the highly accretive Tribune Media acquisition in September, we divested 21 stations and completed the transaction financing on more favorable terms than originally anticipated.  Collectively, these actions reduced leverage at closing to levels significantly below prior expectations.  Yesterday, we announced purchase and sale agreements with Fox Television Stations which will position Nexstar as a broadcast and digital leader in the fast growing Charlotte market and add to our already strong presence in the Carolinas. The Fox transaction furthers that leverage reduction effort and these transactions reduced our pro forma net leverage ratio at September 30, 2019 to 4.3 times. With our expanded and diversified operating base, expectations for significant 2020 political spending, and the benefit of recent and soon-to-be completed distribution agreement renewals, we remain confident in generating record levels of free cash flow next year and reducing the Company’s total net leverage ratio to below 4.0x at December 31, 2020.

“During the third quarter and more recently, we entered into new network affiliation agreements with CBS and FOX marking Nexstar’s successful completion of a majority of the outstanding network affiliation agreement renewals for 2019.  These renewals provide confirmation and visibility of our net retransmission revenue growth expectations in 2020 and beyond.

“On the operating front, we worked quickly to optimize our platform and leverage our increased scale with the expansion of Nexstar’s news bureaus, local news and other programming in several markets.  We also named proven broadcasting industry executives from Tribune to drive growth at WGN America and through content acquisition; from our distribution revenue streams; and to oversee communications, media relations, employee communication and the company’s intranet and public facing corporate website.  In addition, we appointed operating leaders to oversee broadcast and digital in key markets including Dallas, Fresno, Des Moines, Tampa and Spartanburg and elevated members of the Nexstar operating, sales and finance teams to new roles to acknowledge their ongoing contributions to Nexstar’s growth.

“At the time of the Tribune closing, we raised our anticipated first year transaction operating synergies target to approximately $185 million from approximately $160 million and the Tribune Media integration and synergy realization plans are proceeding on schedule.  Taken together, these developments are reflected in our pro-forma average annual free cash flow guidance for the 2019/2020 cycle of approximately $1.02 billion which represents nearly 60% accretion relative to the legacy Nexstar operations.  Given the Tribune acquisition was a cash transaction, our outstanding share count remains at approximately 46.1 million and we remain focused on the disciplined management of our share base and capital structure as another means of enhancing shareholder value.

“Reflecting overall improvements in core television ad trends, the twelve day contribution from the acquired Tribune stations (net of divestitures), the lack of displacement related to last year’s political advertising, and the impact of one-time ad revenue losses related to distribution negotiations with AT&T, third quarter local television ad revenue grew 10% while national ad revenue increased 14.3% resulting in total TV spot ad revenue for the quarter rising 11.2%.  Nexstar’s third quarter net revenue, excluding political, increased 4.8% compared to the prior year period, marking a quarterly sequential improvement in the growth rate over second quarter levels. For the 2019 full year, we continue to expect low single-digit growth in non-political television advertising revenue versus the comparable 2018 period. Overall, third quarter broadcast cash flow, adjusted EBITDA and free cash flow before one-time transaction expenses and one-time revenue losses and expenses related to distribution negotiations with AT&T were largely in-line with expectations.

Nexstar Media Group, 11/6/19

“Combined third quarter retransmission fee and digital media revenue of $352.9 million were essentially flat with the prior year and accounted for 53.2% of net revenue compared to 51.2% of net revenue in the 2018 third quarter, reflecting lower levels of political advertising in the current period, the ongoing shift in our revenue mix, the impact of the distribution negotiations with AT&T and twelve days of Tribune results (net of divestitures). Despite the AT&T impact, retransmission fee revenue increased by approximately $10.5 million or 3.7% over the prior-year period, as overall subscriber levels remained largely constant. Total third quarter digital revenue declined by approximately $11.2 million or 16.1%, as we continue to cycle through certain market place changes that occurred earlier this year. Nexstar’s third quarter local digital advertising revenue generated year-over-year percentage growth in the mid-teens range and our local digital agency services business also achieved healthy growth over 2018 third quarter levels.

“Our recent platform expansion further strengthens Nexstar’s ability to deliver superior engagement across all devices, including large-scale reach to online users as combined active users of Nexstar and Tribune Media websites would be the nation’s top site for news and information as ranked by Comscore and we have begun exploring models that would allow us to monetize this massive usage.  We’ve also recently begun transitioning our advertising sales to a cost-per-impression model to provide more qualitative data to advertisers regarding audience consumption of our content across all of Nexstar’s broadcasting, digital, mobile, and streaming video platforms. In the meantime, we are re-allocating approximately 20% of our broadcast journalist and sales resources to mine and harvest the digital opportunity presented by our reach and the usage of our websites.

“The rise in third quarter station direct operating expenses (net of trade expense) primarily reflects incremental, partial quarter expenses related to the operation of the Tribune stations (net of divestitures) and the growth in budgeted increases in network affiliation expense as a partial offset to the rising retransmission consent revenue. Third quarter pro forma fixed expenses, excluding programming expenses, were down low single digits on a percentage basis.

“Our management of our capital structure as a means of driving free cash flow allowed us to act on a range of opportunities to enhance shareholder value in the third quarter through our return of capital and leverage reduction initiatives which included reducing Nexstar legacy funded debt by approximately $60.3 million and returning approximately $21.0 million to shareholders through our quarterly cash dividend.

“As the largest local broadcast television group in the United States with national coverage, an expanded presence in top 50 DMAs and a diverse portfolio of valuable media assets, Nexstar is well positioned to compete aggressively both locally and nationwide.  Given the significant free cash flow from our expanded base of operations we can both materially reduce leverage and increase our return of capital to stockholders while investing in our business, growth prospects and team members to improve service to viewers and advertisers. We are confident that this focus, combined with our proven operating and integration strategies and the near-term commencement of the 2020 political cycle will enable us to extend our strong record of long-term shareholder value creation.”

Nexstar Media Group, 11/6/19

The consolidated debt of Nexstar and independently-owned Variable Interest Entities (VIEs) including, Mission Broadcasting, Inc., Marshall Broadcasting Group, Inc. and Shield Media, LLC (collectively, the “Company”) at September 30, 2019, was $8,535.8 million including senior secured debt of $5,866.7 million. The Company’s total net leverage ratio at September 30, 2019 was 4.63x and first lien net leverage ratio at September 30, 2019 was 3.13x compared to a covenant of 4.25x.

The table below summarizes the Company’s debt obligations (net of financing costs and discounts):

($ in millions)	9/30/2019	12/31/2018
Revolving Credit Facilities	$5.6	$5.6
First Lien Term Loans	$5,861.1	$2,407.5
6.125% Senior Unsecured Notes due 2022	$273.8	$273.4
5.875% Senior Unsecured Notes due 2022	$404.9	$406.2
5.625% Senior Unsecured Notes due 2024	$889.6	$888.2
5.625% Senior Unsecured Notes due 2027	$1,100.8	$-
Total Funded Debt	$8,535.8	$3,980.9

Unrestricted Cash	$317.4	$145.1

Goodwill and Intangible Assets Impairment

During the third quarter of 2019, Nexstar recorded a non-cash impairment charge of $63.3 million related to goodwill and intangible assets of its digital business. This charge impacted Nexstar’s operating income, net income, earnings per share and stockholders’ equity but did not impact its broadcast cash flow, adjusted EBITDA and free cash flow.

Third Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 334/323-0501, conference ID 9653676 (domestic and international callers).  Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, corporate expenses, other expense (income) and goodwill and intangible assets impairment, minus pension and other postretirement plans credit (net), reimbursement from the FCC related to station repack and broadcast rights payments. We consider broadcast cash flow to be an indicator of our assets’ operating performance. We also believe that broadcast cash flow and multiples of broadcast cash flow are useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as broadcast cash flow, plus pension and other postretirement plans credit (net), minus corporate expenses. We consider Adjusted EBITDA to be an indicator of our assets’ operating performance and a measure of our ability to service debt. It is also used by management to identify the cash available for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Nexstar Media Group, 11/6/19

Free cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, stock-based compensation expense, goodwill and intangible assets impairment and other expense (income), minus payments for broadcast rights, cash interest expense, capital expenditures, proceeds from disposals of property and equipment, and net operating cash income taxes. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 197 television stations and related digital multicast signals reaching 115 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. Nexstar also owns WGN America, a growing national general entertainment cable network and a 31.3% ownership stake in TV Food Network, a top tier cable asset. For more information please visit www.nexstar.tv.

Nexstar Media Group, 11/6/19

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Media Group, Inc. 972/373-8800	212/835-8500 or nxst@jcir.com
Media Contact: Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 312/222-3394 or gweitman@nexstar.tv

-tables follow-

Nexstar Media Group, 11/6/19

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net revenue	$663,575	$693,015	$1,939,234	$1,968,674

Operating expenses (income):
Corporate expenses	63,252	27,734	125,838	81,461
Direct operating expenses, net of trade	318,043	281,318	899,637	826,997
Selling, general and administrative expenses, excluding corporate	119,831	112,563	343,663	339,644
Trade expense	4,284	4,045	11,597	11,768
Depreciation	29,363	27,673	84,890	78,577
Amortization of intangible assets	42,443	37,157	115,538	110,640
Amortization of broadcast rights	18,452	15,021	46,749	47,034
Reimbursement from the FCC related to station repack	(20,417)	(5,389)	(54,020)	(12,450)
Goodwill and intangible assets impairment	63,317	-	63,317	-
Gain on disposal of stations, net	(96,608)	-	(96,608)	-
Total operating expenses	541,960	500,122	1,540,601	1,483,671
Income from operations	121,615	192,893	398,633	485,003
Income (loss) on equity investments, net	3,217	(887)	2,061	(1,813)
Interest expense, net	(93,199)	(56,237)	(197,519)	(167,107)
Loss on debt extinguishment	-	(3,159)	(3,724)	(4,645)
Pension and other postretirement plans credit, net	2,578	2,458	5,378	8,358
Other expenses	118	3	209	(10)
Income before income taxes	34,329	135,071	205,038	319,786
Income tax expense	(39,507)	(35,243)	(82,594)	(86,011)
Net (loss) income	(5,178)	99,828	122,444	233,775
Net (income) loss attributable to noncontrolling interests	(669)	686	(5,397)	2,593
Net (loss) income attributable to Nexstar	$(5,847)	$100,514	$117,047	$236,368

Net (loss) income per common share attributable to Nexstar Media Group, Inc.:
Basic	$(0.13)	$2.21	$2.54	$5.17
Diluted	$(0.13)	$2.12	$2.44	$4.99

Weighted average number of common shares outstanding:
Basic	46,114	45,552	45,997	45,751
Diluted	46,114	47,338	47,919	47,388

Nexstar Media Group, 11/6/19

Nexstar Media Group, Inc.

Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)

UNAUDITED ($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Broadcast Cash Flow and Adjusted EBITDA:	2019	2018	2019	2018
Net (loss) income	$(5,178)	$99,828	$122,444	$233,775

Add (Less):
Interest expense, net	93,199	56,237	197,519	167,107
Loss on extinguishment of debt	-	3,159	3,724	4,645
Income tax expense	39,507	35,243	82,594	86,011
Depreciation	29,363	27,673	84,890	78,577
Amortization of intangible assets	42,443	37,157	115,538	110,640
Amortization of broadcast rights	18,452	15,021	46,749	47,034
Amortization of right-of-use assets attributable to favorable leases	153	-	457	-
(Gain) loss on asset disposal, net	(73)	1,507	(229)	1,116
Loss on operating lease terminations	-	-	420	-
Corporate expenses	63,252	27,734	125,838	81,461
Goodwill and intangible assets impairment	63,317	-	63,317	-
(Income) loss on equity investments, net	(3,217)	887	(2,061)	1,813
Other (income) expenses	(118)	(3)	(209)	10
Pension and other postretirement plans credit, net	(2,578)	(2,458)	(5,378)	(8,358)
Gain on disposal of stations, net	(96,608)	-	(96,608)	-
Reimbursement from the FCC related to station repack	(20,417)	(5,389)	(54,020)	(12,450)
Payments for broadcast rights	(18,850)	(14,865)	(47,150)	(47,652)

Broadcast cash flow	202,647	281,731	637,835	743,729
Margin %	30.5%	40.7%	32.9%	37.8%

Add (Less):
Distributions from equity investments	1,557	-	1,557	-
Pension and other postretirement plans credit, net	2,578	2,458	5,378	8,358
Corporate expenses, excluding one-time transaction expenses	(29,242)	(26,468)	(81,290)	(78,450)

Adjusted EBITDA before one-time transaction expenses	177,540	257,721	563,480	673,637
Margin %	26.8%	37.2%	29.1%	34.2%

Less:
Corporate one-time transaction expenses, including accelerated stock-based compensation expense	(34,010)	(1,266)	(44,548)	(3,011)

Adjusted EBITDA	$143,530	$256,455	$518,932	$670,626
Margin %	21.6%	37.0%	26.8%	34.1%

Nexstar Media Group, 11/6/19

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

UNAUDITED (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Free Cash Flow:	2019	2018	2019	2018
Net (loss) income	$(5,178)	$99,828	$122,444	$233,775

Add (Less):
Interest expense, net	93,199	56,237	197,519	167,107
Loss on extinguishment of debt	-	3,159	3,724	4,645
Income tax expense	39,507	35,243	82,594	86,011
Depreciation	29,363	27,673	84,890	78,577
Amortization of intangible assets	42,443	37,157	115,538	110,640
Amortization of broadcast rights	18,452	15,021	46,749	47,034
Amortization of right-of-use assets attributable to favorable leases	153	-	457	-
(Gain) loss on asset disposal, net	(73)	1,507	(229)	1,116
Loss on operating lease terminations	-	-	420	-
Non-cash compensation expense	-	700	-	1,933
Stock-based compensation expense(1)	10,018	8,212	27,778	22,807
Corporate one-time transaction expenses, including accelerated stock-based compensation expense	34,010	1,266	44,548	3,011
Goodwill and intangible assets impairment	63,317	-	63,317	-
(Income) loss on equity investments, net	(3,217)	887	(2,061)	1,813
Distributions from equity investments	1,557	-	1,557	-
Gain on disposal of stations, net	(96,608)	-	(96,608)	-
Other (income) expenses	(118)	(3)	(209)	10
Payments for broadcast rights	(18,850)	(14,865)	(47,150)	(47,652)
Cash interest expense (2)	(55,374)	(53,811)	(155,827)	(159,444)
Capital expenditures, excluding station repack and CVR spectrum(3)	(16,947)	(19,712)	(49,118)	(47,879)
Capital expenditures related to station repack	(19,853)	(6,647)	(56,289)	(13,542)
Proceeds from disposals of property and equipment	1,177	408	2,026	4,282
Operating cash income tax payments, net (4)	(16,208)	(26,301)	(68,627)	(56,912)

Free cash flow before one-time transaction expenses	100,770	165,959	317,443	437,332

Less:
Corporate one-time transaction expenses, excluding accelerated stock-based compensation expense	(32,758)	(1,266)	(43,296)	(3,011)
Cash interest expense on the 5.625% Notes due 2027 during the escrow period, net(5)	(8,548)	-	(8,548)	-

Free cash flow	$59,464	$164,693	$265,599	$434,321

(1)	Excludes accelerated stock-based compensation of $1.3 million associated with certain station divestitures of Nexstar.
(2)

Excludes (i) payments of $26.6 million in one-time fees in September 2019 associated with the financing of Nexstar’s merger with Tribune and (ii) cash interest expense on the new 5.625% Notes during the escrow period (July 3, 2019 to September 18, 2019) of $13.4 million, less interest income earned during the same escrow period of $4.9 million.

(3)

During the three and nine months ended September 30, 2019, capital expenditures related to relinquishment of the CVR spectrum were $2.0 million and $4.8 million, respectively. During the three and nine months ended September 30, 2018, capital expenditures related to relinquishment of the CVR spectrum were $0.8 million and $2.2 million, respectively.

(4)	Excludes the payment of $2.2 million in taxes during 2Q 2018 related to tax liabilities assumed in an acquisition.
(5)

Represents the cash interest expense on the new 5.625% Notes during the escrow period (July 3, 2019 to September 18, 2019) of $13.4 million, less interest income earned during the same escrow period of $4.9 million.

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